Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-267029 and 333-261963) and Form S-3 (File No. 333-276676) of Iveda Solutions, Inc. of our report dated April 15, 2025, which includes an explanatory paragraph regarding the Company’s ability to continue as a going concern, relating to the financial statements of Iveda Solutions, Inc. as of December 31, 2024 and 2023 and for the years then ended which appears in this Form 10-K.

/s/Weinberg & Company, P.A.

Weinberg & Company, P.A

April 15, 2025

Los Angeles, California

1925 Century Park East, Suite 1120

Los Angeles, California 90067

Telephone: 310.601.2200

Facsimile: 310.601.2201

www.weinbergla.com